Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8, File No. 333-202707, of our report dated September 28, 2017, on the consolidated financial statements of Equitable Financial Corp. as of and for the years ended June 30, 2017 and 2016,  which report is included in this Annual Report on Form 10-K of Equitable Financial Corp. for the year ended June 30, 2017.

Lincoln, Nebraska

September 28, 2017